NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: February 26, 582004

CONTACT: Steven R. Williams - (304) 842-3597 www.petd.com

PETROLEUM DEVELOPMENT ADDS TO NATURAL GAS AND OIL COMMODITIES

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it has added to previously announced natural gas and oil commodities options positions to protect against possible price instability in future months. The Company purchased natural gas put options (floors) to provide downside protection. The costs of these puts are offset by the sale of calls (ceilings). The strike prices for the floors and ceilings were set at levels that allowed two floors to be urchased for each ceiling sold.

The Company set floors at $3.10 per million British thermal unit (Mmbtu) for the period from April 2005 through October 2005 for approximately one third of current production from its Piceance Basin wells in Colroado. The ceilings were set at $4.43. The Company set NYMEX based floors at $4.28 per Mmbtu for the period from April 2005 through October 2005 for approximately 40% of current production in the Appalachian and Michigan Basins, with ceilings set at $5.00. The Company also set NYMEX based floors on approximately all of its Yuma County, Colorado production (Williams Acquisition) for the period from April 2005 through October 2005 at $4.26 with ceilings at $5.00.

Additionally, the Company entered into a hedge contract for approximately a third of its oil sales in the Wattenberg Field in Colorado at a price of $31.60 per barrel. This contract is for the production period of March through December of 2004. Recent events in the market have increased futures prices for the oil market, allowing the Company to lock in historically strong prices in a very volatile market.

The accompanying tables summarize all of the Company's current hedging positions.
	Floors		Ceilings
Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price
NYMEX Based Hedges - (Appalachian and Michigan Basins)
Jan 2004	114,000	$4.45	57,000	$5.40
Feb 2004	114,000	$4.30	57,000	$5.25
Mar 2004	114,000	$4.20	57,000	$5.00
Apr 2004 - Oct 2004	81,000	$4.00	81,000	$5.65
Apr 2005 - Oct 2005	122,000	$4.28	61,000	$5.00

Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
Jan 2003 - Mar 2004	20,000	$3.50	20,000	$5.25
Apr 2004 - Oct 2004	25,000	$3.20	25,000	$4.70
Apr 2005- Oct 2005	33,000	$3.10	16,000	$4.43

NYMEX Based Hedges (Williams acquisition)
Jan 2004 - Dec 2004	150,000	$4.50	-	-
Apr 2005 - Oct 2005	150,000	$4.26	75,000	$5.00

Oil hedges
Month	Monthly Quantity Mmbtu	Contract Price
Mar 2004 - Dec 2004	10,000	$31.60

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About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002 and was added to the Russell 3000 List of companies in 2003. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597